Exhibit P

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of June 15, 2021, between Silver Spike Investment Corp., a Maryland corporation (the “Company”) and Silver Spike Capital, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Company is an investment company that expects to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Company proposes to issue and sell shares of its common stock, par value $0.01 per share (the “Common Stock”) to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and

NOW, THEREFORE, the Company and the Purchaser agree as follows:

1.	The Company offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 386 shares of Common Stock (the “Shares”), at a price of $14.00 per share on a date, to be specified by the Company, prior to the effective date of the Registration Statement.

2.	The Purchaser represents and warrants to the Company that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

3.	The Purchaser’s right under this Subscription Agreement to purchase the Shares is not assignable.

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IN WITNESS WHEREOF, the Company and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

SILVER SPIKE INVESTMENT CORP.

By:	/s/ Greg Gentile
Name: Greg Gentile
Title: Director

SILVER SPIKE CAPITAL, LLC

By:	/s/ Greg Gentile
Name: Greg Gentile
Title: Manager